                                                                   EXHIBIT 23(B)


                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
LBO Bancorp, Inc.

We consent to the use of our audit report dated January 28, 1994 on the consolidated financial statements of LBO Bancorp, Inc. as of December 31, 1993 and for the year then ended, and our audit report dated January 28, 1992 on the consolidated financial statements of LBO Bancorp, Inc. as of December 31, 1991 and for the year then ended in the S-4 Registration Statement of Deposit Guaranty Corp. and to the reference to our firm under the heading "Experts" in the Proxy Statement.
                                                 /s/ Donald, Tucker & Betts

                                                 DONALD, TUCKER & BETTS

Monroe, Louisiana
October 12, 1994